US China Ginseng Holding, Inc
a Nevada corporation

$2,000,000

Units of Common Stock & Warrants

MANAGING PLACEMENT AGENT AGREEMENT

US China Ginseng Holding, Inc.
1208 RM, A Ji Yu Building 64 Jei Fang Da Road
Chang Chun City, China

July 29, 2005

White Pacific Securities, Inc.
231 Sansome Street, 4th Floor
San Francisco, CA 94104

Gentlemen:

This Managing Placement Agent Agreement (this “Agreement”) is entered into as of the date set forth above among US China Ginseng Holding, Inc., a Delaware corporation (“USCG” or the “Company”), engaged in the business of medical imaging and information management in the ginseng , and White Pacific Securities, Inc. (“WP” or “you” or the “Managing Placement Agent”).

It is contemplated that the Managing Placement Agent will place, exclusively, and on a best efforts basis, 6,060,606 shares of common stock of the Company and warrants to purchase 2,020,202 shares of common stock of the Company (the “Warrants”). The shares of common stock and Warrants to be issued will be combined into 2,020,202 units (the “Units”). Each Unit will consist of three shares of common stock and a Warrant to purchase two shares of common stock. The Units will be sold at a price of $0.99 per unit, for gross proceeds of up to $2.0 million. The Warrants will have an exercise price of $0.39 per share of common stock and an expiration period of five (5) years. There shall be a minimum offering size of $250,000. The Offering will be made pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended.

The Holders of the Units shall have certain registration rights more fully described in Section 3.16 of this Agreement and in the Memorandum (defined in the paragraph below), the related Subscription and Suitability Agreement and the related Registration Rights Agreement.

The Units will be offered and sold in the Offering pursuant to the terms and conditions described in the Confidential Private Placement Memorandum, dated no later than January 31, 2006 (references to which shall be deemed to include any and all supplements and amendments thereto and all financial statements, if any, and exhibits that are included or incorporated by reference therein, referred to collectively herein as the “Memorandum”). The terms of the Units and the rights of the Holders thereof shall be as described in the Memorandum and the documents attached as exhibits or appendices thereto.

The Units will not be registered under the Securities Act of 1933, as amended (the “Act”) or any state securities or “blue sky” laws and will be offered and sold in reliance upon the exemptions afforded by Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder and by similar exemptions afforded by state securities or “blue sky” laws. The subscribers for the Units (the “Investors”), each of whom will be required to execute and deliver the set of subscription documents that accompanies the Memorandum (the “Subscription Documents”), will be issued the Units.

All capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to them in the Memorandum. This Agreement is intended to incorporate as contractual obligations, for the benefit of the Managing Placement Agent, its Selected Brokers and any of the Investors in the Offering, all the obligations of the Company pursuant to the Memorandum (including, without limitation, the obligations of the Company pursuant to any registration rights described therein), and constitutes agreement thereto by the Company. To the extent there is any conflict between the provisions of this Agreement and the Memorandum, the terms of this Agreement shall govern.

Section 1. Appointment of Managing Placement Agent and Terms of Offering

1.1   Appointment of Managing Placement Agent. You are hereby appointed as the exclusive Managing Placement Agent for the Offering during the term of the Offering Period (as defined in Section 1.4 below) for the purpose of finding subscribers for the Units for the account of the Company. Subject to the performance by the Company of its obligations and to the completeness and accuracy of the representations and warranties set forth herein, you hereby accept such appointment and agree, upon the terms and conditions set forth in this Agreement, to use our best efforts during the Offering Period to find subscribers to Units.

1.2 Appointment of Selected Brokers. You may, in your sole discretion, retain such other registered broker-dealers who are members in good standing of the National Association of Securities Dealers, Inc. (“NASD”) or banks exempt from broker-dealer registration, to assist you in your efforts to place the Offering (the “Selected Brokers”). You will enter into an agreement with each Selected Broker in a form that shall be reasonably approved by the Company. Each such agreement shall provide for the Selected Broker to make the same representations, warranties and covenants as are made by you in this Agreement and to indemnify the Company in accordance with Section 7.2 hereof.

1.3 Solicitation of Subscriptions. You hereby agree to solicit, as an independent contractor and not as an agent of the Company, Investors acceptable to the Company in accordance with the terms of the Memorandum, the LOI and this Agreement.

1.4 Offering Period. The Offering shall terminate six (6) months following the first date on which the final printed Memorandum (in the form approved by you and ready for delivery to your clients accompanied by an initial blue sky survey, such survey to be provided to the Company upon completion of the Memorandum) is made available to you (the “Commencement Date”) unless extended by mutual agreement of the parties. This period (and any extensions thereof) shall be referred to as the “Offering Period”. The date upon which the Offering Period ends shall be referred to as the “Termination Date”. However, it is agreed that your exclusivity for this Offering will be terminated in the event that at least $250,000 in gross proceeds do not result from the Offering within 60 days from the Commencement Date.

1.5 Closings.

1.5.1 Closings.

1.5.1.a For the first $250,000 in gross proceeds: WP shall deliver the investor checks to the banking institution escrow agent described in Section 1.5.4 below.

1.5.1.b After the achievement of the minimum Offering size of $250,000 in gross proceeds: Within five (5) business days of WP’s receipt of an Acceptance Notice, WP and the Company shall complete a closing (each one, including the Final Closing (defined below), a “Closing”) at which WP shall deliver the Investor checks for the purchase of the Units to the Company.

The Company thereafter within ten (10) days of the Closing, shall deliver the appropriate Certificates to WP for delivery to the Investors. The first such Closing shall be deemed the “Initial Closing” and would represent such closing after the initial $250,000 gross proceeds minimum Offering size is achieved, whereby the financial institutional escrow agent shall release the gross proceeds to the Company.

1.5.2 Final Closing. On the Termination Date (or such earlier date as subscriptions for the maximum number of Units have been accepted), all pending accepted subscriptions shall be completed at a final Closing (the "Final Closing"). The Company shall fix a date no later than ten (10) days after the Termination Date on which the Final Closing will take place (or, if the tenth day is not a business day, the next business day) (the "Final Closing Date").

1.5.3 Closing Procedures. Each Closing will take place at your offices, or at such other place as shall be mutually agreed upon by the Company and you, at which time Investor checks in payment of the purchase price for the Units will be made to the Company; provided, that the closing of any subscriptions shall not be deemed final unless and until such check has cleared and the Company receives good funds for the purchase price for any Units sold at such Closing. At each Closing, the Company shall pay the Managing Placement Agent the compensation set forth in Section 1.7.

1.5.4 Minimum Level of Gross Proceeds. It is agreed that the initial gross proceeds of the Offering will be deposited in an interest bearing escrow account managed by a mutually acceptable independent banking institution escrow agent.. The net proceeds and proper commissions and fees to the Company and WP, respectively, will be released from this escrow account upon the achievement of the minimum Offering size, $250,000 in gross proceeds. In the event that the minimum Offering size is not achieved by the Termination Date, then the gross proceeds shall be returned to the Investors, plus interest earned on the funds. It is mutually agreed that upon achieving and closing of the initial minimum Offering size, the next $100,000 raised shall be immediately disbursed to WP and/or its designee(s) for WP’s going public service rendered which is more fully described in a separted contract titled OTCBB Engagement Letter dated July 16, 2005.

1.6 Due Diligence. You agree to conduct your own due diligence and investigation of the company to the extent you deem necessary.

1.7 Compensation to the Managing Placement Agent.

1.7.1 Commissions and Fees. Simultaneously with the execution of the Managing Placement Agent Agreement, the Company agrees to pay WP up-front fees of $12,500 (twelve thousand five hundred dollars) in same day funds and, if requested, agree to pay WP’s counsel a retainer of $5,000. In addition, WP shall receive upon each closing of the Offering a cash commission equal to 10.0% of the gross proceeds raised by WP and a non-accountable expense allowance equal to 3.0% of the gross proceeds raised by WP. Each closing shall occur when at least $25,000 of additional gross proceeds (from the previous closing) are received by Managing Placement Agent, but only upon the achievement of the minimum Offering size as described in Section 1.5.4 above. In addition, WP shall be issued warrants to purchase the common stock of USCG at the rate of 10,000 warrants per 100,000 common stock shares sold by WP in this Offering, and at an exercise price of $0.39 per share. These warrants shall have the same terms and registration rights as the Warrants. The Company and WP agree that this Offering is on an exclusive basis.

Provided WP raises a minimum of $1,500,000 through the Offering, WP is hereby given the right of first refusal, for a period of 18 months after the Termination Date of this Agreement, to act in the capacity of placement agent and/or underwriter on future private placement offerings and initial and secondary public offerings of the Company. WP will not be entitled to any consideration on funds raised in any offering in which it chooses not to participate.

1.7.2  Expenses. USCG shall bear all costs and expenses incident to the issuance, offer, sale and delivery of the securities in the proposed Offering, defined as all expenses and fees incident to the preparation and printing of the Private Placement Memorandum, the costs and counsel fees of qualification under state securities laws, fees and disbursements of counsel and accountants for USCG, Blue Sky registration fees, road show and travel related expense and miscellaneous out-of-pocket expenses incurred in connection with this engagement. To the extent blue-sky work is undertaken by counsel to WP, it shall be separately billed to USCG and shall be the financial obligation of USCG. If requested to perform blue-sky legal services by USCG, USCG will pay a retainer to WP’s counsel before such counsel shall commence such blue-sky legal services. Such amount shall be credited against the final amount due such counsel for its blue-sky fees and expenses. WP shall not be responsible for any expense of USCG or others for any charges or claims related to the proposed financing or otherwise if the sale of securities contemplated by this letter is not consummated. If the proposed Offering is not completed because of USCG’s actions or the failure to take such actions as are reasonably required hereunder and WP is prepared to perform in accordance with the terms herein, then, in either such case, USCG agrees to promptly pay WP its actual expenses. USCG shall pay the expenses of preparation of bound volumes to be presented to WP and its counsel and all USCG travel and other expenses related to road shows, if any, for the Offering. USCG will be required to pay for all expenses in excess of $500 in advance. Any expenses incurred by White Pacific on behalf of USCG, related to this engagement will be invoiced and due upon receipt. Expenses due White Pacific will be deducted from the proceeds of a Close. Any out-of-pocket expenses above $1,000 will need the approval of the Company in writing. In addition, any out-of-pocket expenses less than $1,000 that, together with previous expenses, exceed $1,500 for a 7 consecutive day period, will need the approval of the Company in writing. Total travel, meals and entertainment out-of-pocket expenses shall be limited to a maximum of $3,000 per month until the minimum of $250,000 in gross proceeds is raised by WP, unless mutually agreed upon by WP and the Company.

1.7.3 Payment of Commissions. Payment of all commissions is subject to the following conditions:

No commission will be payable with respect to any subscriptions for Units which are rejected by the Company; and no commissions will be payable to you with respect to any sale of Units sold through you until such time as the Company has received the total proceeds of any such sale.

Section 2. Representations and Warranties of the Company

The Company represents, warrants and agrees with you for your benefit that, except as specifically disclosed in the Memorandum:

2.1 Power and Authority of the Company. The Company is duly organized and validly existing and in good standing as a corporation under the laws of the State of Nevada, with full power and authority to conduct business as described in the Memorandum. The Company has, and at each Closing will have, full power and authority to conduct all the activities conducted by it, to own or lease all the assets owned or leased by it and to conduct its business as described in the Memorandum. The Company is, and at each Closing Date will be, duly licensed or qualified to do business and in good standing as a foreign corporation in all jurisdictions in which the nature of the activities conducted by it or the character of the assets owned or leased by it makes such licensing or qualification necessary. Complete and correct copies of the Certificate of Incorporation and the Bylaws of the Company and all amendments thereto will be delivered to you and your counsel, and, except as specifically contemplated by the Memorandum or this Agreement, no changes therein will be made subsequent to the date hereof and prior to the Final Closing.

2.2 Subsidiaries. The Company has a majority stake in one subsidiary as of the date of this Agreement, and is identified as follows:Yan Bian Hua Xing Ginseng Industry., Company Limited, located in 1208 RM, A Ji Yu building 64 Jei Fang Da Road, Chang Chun City, China. A People’s Republic of China registered company.

2.3  Validity of Issuance of Securities. The outstanding shares of Common Stock of the Company have been, and the Common Stock shares to be issued due to the exercise of Warrants issued by the Company pursuant to the Offering upon such issuance will be, when paid for as provided in the Memorandum, duly authorized, validly issued, fully paid and non-assessable, and, except as provided in Section 3.11 hereof, will not be subject to any preemptive or similar rights. Except as specifically described in Sections 3.11 and 3.12 hereof, the Company does not have outstanding, and at each Closing will not have outstanding, any options to purchase, or any rights or warrants (other than the Employee Stock Options), to subscribe for, or any securities or obligations convertible into (other than the Employee Stock Options), or any contracts or commitments to issue or sell, any shares of Common Stock or Common Stock or any warrants, convertible securities or obligations.

2.4 Adequacy of the Memorandum. The Company will have prepared and delivered to you, within 30 days from the signing of this Agreement, the Memorandum. The Memorandum will not, and on any Closing Date will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Every contract or other document required by the Act or any regulations promulgated thereunder (the "Regulations") to be described in or attached as an exhibit to the Memorandum or otherwise made available to Investors will be so described, attached or made available. There are no material contracts or other agreements to which the Company is a party which will not be described in the Memorandum and/or delivered to the Managing Placement Agent for review. All such contracts or other agreements to which the Company is a party will be duly authorized, executed and delivered by the Company, constitute valid and binding agreements of the Company and are enforceable against the Company in accordance with the terms thereof.

2.5 Financial Statements. The financial statements of the Company (including the related notes and supporting schedules, if any, and the disclosure related thereto contained in the Memorandum) will be materially true and correct when viewed as a whole, and will adequately and accurately reflect the financial condition of the Company in accordance with past practices at the dates and for the periods indicated.

2.6 Tax Returns. The Company has filed all income, franchise, sales and other tax returns required to be filed through the date hereof and has paid all taxes shown as due thereon, and no tax deficiency has been determined adversely to the Company which has had (nor does the Company have any knowledge of any disputes pending or threatened relating to a tax deficiency which, if determined adversely to the Company, might have) a material adverse effect on the earnings, affairs or business prospects of the Company ("Material Adverse Effect").

2.7 Due Authorization and Enforceability of This Agreement. This Agreement has been duly and validly authorized, executed and delivered by or on behalf of the Company and constitutes the valid, binding and enforceable agreement of the Company, except to the extent that (i) the enforceability of this Agreement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law), and (ii) the indemnification provisions of this Agreement may be held to violate public policy (under either state or federal law) in the context of the offer or sale of securities. The performance of this Agreement and the consummation of the transactions contemplated hereby (x) will not result in the creation or imposition of any lien, charge or encumbrance upon any of the assets of the Company pursuant to the terms or provisions of, or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or give any other party a right to terminate any of its obligations under, or result in the acceleration of any obligation under, (A) the Certificate of Incorporation or Bylaws of the Company, (B) any contract or other agreement to which the Company is a party or by which the Company, or any of its properties is bound or affected, or (y) violate or conflict with any judgment, ruling, decree, order, statute, rule or regulation of any court or other governmental agency or body applicable to the business or properties of the Company.

2.8 No Material Adverse Change. Since the respective dates as of which information will be given in the Memorandum, there will not be any material adverse change in the condition, financial or otherwise, except as set forth in or contemplated in the Memorandum, (i) there will not be any change in the capitalization of the Company, or any material change in the business, properties, business prospects, condition (financial or otherwise) or results of operations of the Company, arising for any reason whatsoever other than in the ordinary course of business; (ii) the Company will not incur any material liabilities or obligations, direct or contingent, nor has it entered into nor will it enter into any material transactions other than pursuant to this Agreement and the transactions referred to herein or as specifically contemplated in the Memorandum; and (iii) the Company has not and will not have paid or declared any dividends or other distributions of any kind on any class of its capital stock. The Company does not anticipate any material adverse changes in the Company's business, prospects or financial condition, taken as a whole, within the next twelve months.

2.9 Absence of Legal or Contractual Conflicts. The execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated in the Memorandum, will not, or with the passage of time or the giving of notice would not, constitute a breach of, default under or violation of (i) any statute, indenture, mortgage, deed of trust, voting trust, note, lease or other agreement or any instrument to which the Company is or will be a party or by which it or its property is or will be bound, or (ii) any order, rule or regulation applicable to the Company of any court or any governmental body or administrative agency having jurisdiction over its properties or businesses.

2.10 Governmental Consents. No consent, approval, authorization or order of any court or governmental agency or body has been or is required for the performance of this Agreement and the consummation of the transactions contemplated in this Agreement or in the Memorandum by the Company, the absence of which would have a materially adverse impact on the Company, except such as have been or are to be obtained by you under state securities or "blue sky" laws.

2.11 Adverse Claims. Except as what will specifically be described in the Memorandum, there is not pending, threatened or contemplated any action, suit or proceeding before or by any court or other governmental body against the Company and no default exists in the due performance and observance of any material obligation, term, covenant or condition of any agreement or instrument to which the Company is or may be a party, or by which it is bound that is not referred to in the Memorandum and that is likely to result in any Material Adverse Effect.

2.12 Investment Company. On the date hereof and on each Closing Date, the Company is not and will not be an investment company as that term is defined in the Investment Company Act of 1940.

2.13 Offers. Offers, offers to sell, offers for sale, sales or attempt to dispose of any Units to any person made prior to the Offering Period upon the authority of the Company are disclosed and attached in Exhibit A.

2.14 Internal Accounting Controls. The Company maintains a system of internal accounting control sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences and will work to continuously improve such system.

2.16 No Legal Actions. Except as will be specifically described in the Memorandum, there are no actions, suits or proceedings pending or, to the Company's knowledge, threatened against or affecting the Company, its assets, or any of its officers in their capacity as such, before or by any Federal or state court, commission, regulatory body, administrative agency or other governmental body, domestic or foreign, wherein an unfavorable ruling, decision or finding would be likely to have a Material Adverse Effect on the Company.

2.17 Compliance with Laws and Contracts. Except as will be disclosed in the Memorandum and/or provided to you, the Company has, and at each Closing will have: (i) all governmental licenses, permits, consents, orders, approvals and other authorizations necessary to carry on its business as contemplated in the Memorandum, (ii) complied in all material respects with all laws, regulations and orders applicable to it or its business and (iii) performed all of its material obligations required to be performed by it, and is not, and at each Closing will not be, in default, under any indenture, mortgage, deed of trust, voting trust agreement, loan agreement, bond, debenture, note, agreement, lease contract, lease, contract or other agreement or instrument (collectively, a "contract or other agreement") to which it is a party or by which its property is bound or affected. To the best knowledge of the Company, no other party under any contract or other agreement to which it is a party is in default in any respect thereunder. The Company and each Subsidiary is not, and at each Closing will not be, in violation of any provision of its Certificate of Incorporation or Bylaws.

2.18 Accuracy of Representations. No statement, representation, warranty or covenant made by the Company in this Agreement or made in any certificate or document required by this Agreement to be delivered to you was or will be, when made, inaccurate, untrue or incorrect in any material respect.

2.19 Intellectual Property. The Company directly owns, or is licensed or otherwise has the full exclusive right to use, all material trademarks and trade names which are used in or necessary for the conduct of its business except as may be described in the Memorandum. The Company owns or possesses adequate and sufficient rights to use all intellectual property as currently used or proposed to be used by the Company which is material to its current or proposed business, and no third parties have any rights to, and there are no infringement actions involving, any such intellectual property which could materially adversely affect the use thereof by the Company. Except as may be specifically described in the Memorandum, no claims have been asserted by any person to the use of any such intellectual property or challenging or questioning the validity or effectiveness of any such intellectual property. The use, in connection with the business and operations of the Company of such intellectual property does not, to the Company's knowledge, infringe on the rights of any person.

2.20 Environmental Permits. The Company has obtained all permits, licenses and other authorizations that are required under, and is otherwise in compliance with, all environmental laws relating directly to the Company's manufacture, storage, transportation and sale, and the use by others as intended by the Company, of the Company's products, including but not limited to the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), Resource Conservation & Recovery Act (42 U.S.C. § 6901 et seq.), Safe Drinking Water Act (21 U.S.C. § 349, 42 U.S.C. §§ 201, 300f), Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), Clean Air Act (42 U.S.C. § 7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), and any other laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes, or petroleum and related products or under any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder (collectively, the "Environmental Laws"), except as otherwise set forth in the Memorandum or to the extent failure to have any such permit, license or authorization or failure to comply, individually or in the aggregate, does not have a material adverse effect.

2.21 Environmental Compliance. To the best of the Company's knowledge, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions, or plans relating to the business as presently being conducted by the Company that interfere with or prevent compliance or continued compliance with the Environmental Laws, or which would be reasonably likely to give rise to any legal liability (whether statutory or common law) or otherwise would be reasonably likely to form the basis of any claim, action, demand, suit, proceeding, hearing, notice of violation, study, investigation, remediation or cleanup based on or related to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release into the workplace, the community or the environment of any pollutant, contaminant, chemical or industrial, toxic, or hazardous substance or waste, or petroleum and related products, except for any liabilities or any claims, demands or other actions specified above that will not individually or in the aggregate have a Material Adverse Effect, and no asbestos-containing material and no underground or above-ground tanks are, to the best of the Company's knowledge, located on property owned or leased by the Company and none have been previously removed or filled by the Company or any predecessor of the Company.

2.22 No Brokers or Finders. Other than stated in Section 1.7.1 of this Agreement, there are no contracts, agreements or understandings between the Company and any person (other than the Managing Placement Agent) that would give rise to a valid claim against the Company or the Managing Placement Agent for a brokerage commission, finder's fee or like payment in connection with the transactions contemplated by this Agreement. The Company does not have any obligations to any party which might cause the transactions contemplated herein to be an improper usurpation of a corporate opportunity owed to another party or any other type of breach of an obligation to another party.

2.23 No NASD Membership. No officer or director of the Company is a member of the NASD or an employee or associated person of a member of the NASD.

2.24 Insurance. The Company has no D&O Insurance currently, however the Company will make a decision shortly after closing of this Offering to determine if such insurance would be necessary.

2.25 Confidentiality Agreements. Each officer, director and stockholder (to the extent that such stockholder has been involved in the operations of the Company or any predecessor to the Company) of the Company and each employee of the Company or any predecessor to the Company, who is or has been involved in the design and or development of any software, website or other intellectual property developed, marketed, licensed or sold by the Company has, or prior to the Initial Closing shall have, executed a confidentiality agreement in a form and substance reasonably satisfactory to the Managing Placement Agent pursuant to which each such person acknowledges and agrees that any and all rights to such software are the sole and exclusive property of the Company.

2.26 Certain Transactions. The section of the Memorandum entitled "Management Relationships, Transactions and Remuneration" will be complete and accurate in all material respects.

Section 3. Covenants of the Company.

The Company covenants with you as follows:

3.1 Amendment of Memorandum. Upon the occurrence of any event which would cause the Memorandum to include during the Offering Period an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading, the Company will promptly notify you of the event. The Company will immediately prepare and furnish to you such number of copies as you may request of an amendment or amendments of, or a supplement or supplements to, the Memorandum (in form and substance satisfactory to you) which will amend or supplement the Memorandum so that as amended or supplemented it shall not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading.

3.2 Compliance with Securities Laws. The Company shall take all reasonable steps necessary to cause the sale of the Units to take place in a manner that will permit reliance upon Regulation D promulgated under the Act and will file the required Form D in a timely fashion. The Company will secure or cause "blue sky" counsel to secure on its behalf exemptions from qualification or registration of the Units under the securities or "blue sky" laws of such states as may be reasonably designated by you, and will make such applications, file such documents, and furnish such information as may reasonably be required for that purpose. The Company will cause its blue sky counsel (which may be counsel to the Managing Placement Agent) to provide to you for your reliance a true and correct "Blue Sky Memorandum" and supplements thereto in customary form upon which you may rely in all respects as to state qualifications and conditions for sale of the Units. The officers, directors and promoters of the Company will comply with applicable "blue sky" escrow requirements, including those pertaining to the escrow of Units, provided such escrow shall in no event extend beyond a period of two years.

3.3 Due Diligence Inquiry. Upon request by you, the Company will make reasonable effort to furnish you information necessary in your judgment, or in the judgment of your counsel, to confirm the continued fairness, accuracy and completeness of the Memorandum in all material respects during the Offering Period.

3.4 Reports and Other Information. The Company will, as long as any Units may remain outstanding, furnish directly to you one (1) copy of each report furnished to Investors at the time such report is furnished to the Investors.

3.5 Delivery of Sales Material. The Company will deliver to you, from time to time, all sales material (whether designated solely for broker-dealer use or otherwise) proposed to be used or delivered in connection with the offering of the Units.

3.6 Limited Liability and Company Status. The Company will take all steps necessary to preserve, to the extent possible, the limited liability of the Investors and its status and good standing as a corporation.

3.7 Notification of Changes. The Company will notify you immediately of any change having or which is likely to have a Material Adverse Effect relating to any of the Company's representations, warranties, covenants or agreements contained herein that occurs at any time prior to the Final Closing.

3.8 Use of Proceeds. The Company will use the net proceeds received from the issuance of the Units in the manner specified in the Memorandum.

3.9 Communication. During the Offering Period, the Company shall not communicate directly with potential investors introduced by you, except in your presence or as you instruct. All inquiries concerning the Offering received by the Company shall be immediately referred to you or as you instruct.

3.10 Copies and Communications. The Company shall supply you copies of all intended communications to investors twenty-four (24) hours prior to mailing for a period of one (1) year following the Termination Date.

3.11 Prior Notice. During the Offering Period, the Company will not sell any equity or debt securities or securities convertible into equity securities of the Company (or its predecessor) without your prior written consent which may not be unreasonably withheld. At the Termination Date, there shall be no more than 31,686,868 shares of the Company's Common Stock outstanding on a fully diluted basis, assuming exercise of all options, warrants and convertible securities and of the Units and Managing Placement Agent Warrants issued in connection with this Offering.

3.12  Warrants and Options. Company has represented to Placement Agent that there are no current options outstanding and no warrants outstanding. Without the prior written consent of WP, USCG will not issue any additional warrants, options or other rights to acquire stock of USCG from the date of this letter through completion of the Offering or termination of the Offering Agreement in accordance with the terms thereof.

3.13 Employment Agreements. Within 30 days from the execution of this Agreement, the Company shall enter into employment agreements with each of the key personnel in a form and substance reasonably satisfactory to the Managing Placement Agent and having terms consistent with the description contained in the Memorandum ("Key Employee Employment Agreements"). The Company agrees that no material changes to the terms of such Key Employee Employment Agreements shall be made during the initial terms thereof without the prior consent of the Managing Placement Agent, which consent shall not be unreasonably withheld.

3.14 Reservation of Shares. The Company will set aside and at all times have available a sufficient number of shares of its Common Stock to allow the exercise of all options, warrants and conversion demands then issued and outstanding.

3.15 Confidentiality Agreements. The Company shall cause each officer, director and each employee of the Company or any predecessor to the Company, who is, has been or becomes involved in the design and or development of any software developed, marketed, licensed or sold by the Company has, or prior to the Initial Closing shall have, executed a confidentiality agreement in a form and substance reasonably satisfactory to the Managing Placement Agent pursuant to which each such person acknowledges and agrees that any and all rights to such software are the sole and exclusive property of the Company.

3.16   Registration Rights. The registration rights of the purchasers of Units in the Offering shall be substantially as set forth in the Memorandum, the Subscription Agreement and the Registration Rights Agreement. The Company will file a Registration Statement covering the Common Stock and Warrant Shares. The Company will file the Registration Statement at the latest within 75 days after the Final Closing of this private placement. In addition, the Company will use its best efforts to have the Registration Statement declared effective by the earlier of 10 days after notice by the SEC that it may be declared effective or 180 days from the closing date of the equity private placement. If the Registration Statement is not filed on a timely basis or is not declared effective by the SEC for any reason on a timely basis, the Company will be required to pay the Investor an amount equal to 1% of the amount invested for the first 30 days (or part) after the relevant date and 2% of such amount for each subsequent 30 day period (or part), in each case until the Registration Statement is filed or declared effective, as the case may be. The Company shall maintain the effectiveness of the Registration Statement as provided in the Registration Rights Agreement. The Registration Statement will also be subject to other provisions of the Registration Rights Agreement.

Section 4. Representations and Warranties of the Managing Placement Agent.

You hereby represent, warrant and agree with the Company for its benefit that:

4.1 Power and Authority. You have been duly organized and are validly existing as a corporation in good standing under the laws of the State of your formation, with all requisite corporate power and authority to conduct your business and to perform the obligations contemplated herein.

4.2 Due Authorization and Enforceability of this Agreement. This Agreement has been duly and validly authorized, executed and delivered by you or on your behalf and constitutes your valid, binding and enforceable agreement, except to the extent that (i) the enforceability of this Agreement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law), and (ii) the indemnification provisions of this Agreement may be held to violate public policy (under either state or federal law) in the context of the offer or sale of securities.

4.3 Absence of Legal or Contractual Conflicts. Your execution and delivery of this Agreement, and the performance of your obligations thereunder, will not result in a violation of, be in conflict with or constitute a default under any agreement or instrument to which you are a party or by which you or your properties are bound, or any judgment, decree, order or, to your knowledge, any statute, rule or regulation applicable to you.

4.4 Broker-Dealer Qualifications. You are (and will continue to be during the term of this Agreement) a member in good standing of the NASD and agree to abide by the Rules of Fair Practice of such association. You are properly registered or licensed as a broker or dealer under applicable federal and state securities laws and regulations. You, your affiliates, and your or their officers and directors (or any other person serving in a similar capacity) have not taken or failed to take any act, and are not subject to any order or proceedings, that would make unavailable any limited offering exemption from registration or qualification requirements of state securities laws.

Section 5. Covenants of the Managing Placement Agent.

You covenant with the Company as follows:

5.1 Delivery of Offering Materials. You or a person acting on your behalf shall furnish to each offeree, concurrently with making an offer to such offeree (and its purchaser representative, if such a representative has been selected), a numbered copy of the Memorandum, as it may have been amended or supplemented by the Company, and shall maintain adequate records of each person to whom a Memorandum has been delivered.

5.2 Conduct of Solicitation. You or a person acting on your behalf will cause each person interested in acquiring the Units to complete and execute a Subscription Document (a copy of which is included in the Subscription Documents accompanying the Memorandum) in order to enable the Company to determine whether such person is qualified to acquire the Units. You will not execute any Subscription Document or any other certificate or document contained in the Subscription Documents for any person and will not invest in the Units through any person's discretionary trading account without the written approval of such person. You will abide by, and take reasonable precautions to insure compliance with, all provisions contained in the Memorandum and this Agreement regulating the terms and manner of conducting the Offering.

5.3 Compliance with Federal Securities Laws. You will use your best efforts to comply with all applicable requirements of the Act and the rules and regulations promulgated thereunder, including Regulation D. You and any person acting on your behalf will make offers of the Units only to persons whom you and your agents have reasonable grounds to believe and do believe: (a) have such knowledge and experience in business and financial matters (either alone or together with a purchaser representative) that they are capable of evaluating the merits and risks of the prospective investment and of protecting their own interests in connection with the transaction and (b) meet the Investor suitability requirements contained in the Memorandum. You and any person acting on your behalf will cooperate with the Company so that the Units are sold to only "accredited investors" as such term is defined in Rule 501 of Regulation D and you and your agents will exercise reasonable care to ensure that a purchaser is not an underwriter within the meaning of Section 2(11) of the Act.

5.4 Compliance with Blue Sky Laws. You will comply with all applicable requirements of any state securities or "blue sky" law or rule or regulation promulgated thereunder. You will not offer or sell any of the Units in any jurisdiction (i) prior to receiving written instructions from the Company and the "blue sky" counsel that offers may be made in such jurisdiction and (ii) except in compliance with all applicable securities or "blue sky" laws and in accordance with the Blue Sky Memorandum delivered to you by Company's counsel. With respect to any state which limits the number of offers and sales which may be made, you shall offer for sale no more than such number of the Units as we advise you may be offered and/or sold.

Section 6. Conditions to Closings.

The obligations of the Managing Placement Agent hereunder are subject to the accuracy when made and at each of the Closings of the representations and warranties of the Company contained herein, to the performance by the Company of its obligations hereunder, and to each of the following additional terms and conditions:

6.1  No Material Change. The Managing Placement Agent shall not have discovered on or prior to any Closing that the Memorandum contains an untrue statement of a fact which, in the opinion of the Managing Placement Agent, is material or omits to state a fact which, in the opinion of the Managing Placement Agent, is material and is required to be stated therein or is necessary to make the statements therein in light of the circumstances under which they were made not misleading. Each of the representations and warranties of the Company shall be true as of the date of each Closing.

6.2 Corporate Proceedings. All corporate proceedings and other legal matters incident to the authorization, form and validity of this Agreement, the certificates representing the Units and all other legal matters relating to this Agreement and the transactions contemplated hereby shall be reasonably satisfactory in all material respects to counsel for the Managing Placement Agent, and the Company shall have furnished to such counsel all documents and information that they may reasonably request to enable them to pass upon such matters.

6.3 Opinion of Counsel. None.

6.4 Agreed Upon Procedures. None.

6.5 Compliance With Covenants. The Company shall be in compliance with each of the covenants set forth in Section 4 of this Agreement.

6.6 Employment Agreements. The Company shall have agreed in writing to all material terms of the Key Employee Employment Agreements.

6.7 Closing Certificate. The Company shall have furnished to the Managing Placement Agent a certificate, dated as of the final Closing Date, of the Chief Executive Officer and the President of the Company stating that:

6.7.1 The representations, warranties and agreements of the Company contained herein are true and correct on and as of such Closing Date with the same effect as if made on such Closing Date; the Company has complied in all material respects with all its agreements contained herein to be performed on or prior to such Closing Date; and the conditions precedent to the obligations of the Managing Placement Agent set forth herein have been fulfilled; and

6.7.2 Such officers have reviewed the Memorandum and as of the date hereof, and as of such Closing Date, the Memorandum did not include any untrue statement of a material fact and did not omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

6.8 Other Certificates. The Company shall have furnished to the Managing Placement Agent such further information, certificates and documents as the Managing Placement Agent may reasonably request.

6.9  Financial Statements. All financial statements contained in the Memorandum, as amended from time to time, will be in form and content reasonably satisfactory to you and to your counsel, and will have been prepared and reported on by the Company and will be Management’s best estimates of the financial results of the Company as of that date.

All opinions, letters, evidence and certificates mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel of the Managing Placement Agent.

Section 7. Indemnification.

7.1 By the Company. The Company will indemnify and hold harmless you, each Selected Broker, and each person, if any, who controls you or any Selected Broker within the meaning of the Act, against any losses, claims, damages or liabilities, joint or several, to which you, a Selected Broker or such controlling person may become subject under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Memorandum, or in any related sales material (whether designated solely for broker-dealer use or otherwise) which the Company or any officer thereof authorizes in writing for use by you or any Selected Broker, or arise out of or are based upon the omission or alleged omission to state therein any material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Company will not be liable to indemnify you, each Selected Broker or such a controlling person thereof pursuant to this Section 7.1 to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Company by you or any Selected Broker specifically for use in the Memorandum or sales material; and will reimburse you, each Selected Broker and each such controlling person for any legal or other expenses reasonably incurred in connection with investigating or defending any such loss, claim, damage, liability or action. Notwithstanding the foregoing provisions of this Section 7.1, the Company shall not indemnify you, any Selected Broker or any person, if any, who controls you or the Selected Broker within the meaning of the Act, for losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations by the particular indemnitee not caused by materials supplied by the Company, (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee or (iii) a court of competent jurisdiction approves the settlement of the claims against the particular indemnitee; nor shall the Company indemnify you, any Selected Broker or any person, if any, who controls you or the Selected Broker within the meaning of the Act, for losses, liabilities or expenses arising from or out of any material misrepresentation made by you or your representatives which are inconsistent with any statement made in the Memorandum or in any written materials provided to you by the Company in connection with your duties hereunder. In any claim against the Company for indemnification for federal or state securities law violations, the party seeking indemnification shall place before the court the position of the Securities and Exchange Commission and any states that may require it with respect to the issue of indemnification for securities law violations. This indemnification supersedes the indemnification in the LOI.

If for any reason the indemnification provided for in the preceding paragraph is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, claim, damage, liability or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the indemnified party and the indemnifying party. but also the relative fault of the indemnified party and the indemnifying party.. For purposes of this paragraph, “relative benefit” shall mean the amount of net proceeds actually received by the Company in the Offering versus the compensation received by WP for services provided in connection with the Offering, net of its expenses.

7.2 By the Managing Placement Agent and Each Selected Broker. You and each Selected Broker will jointly and severally indemnify and hold harmless the Company and each other person who controls the Company within the meaning of the Act, against any losses, claims, damages or liabilities, joint or several, to which the Company may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the Memorandum, or any related sales material which the Company authorizes in writing for use by you and the Selected Brokers, or arise out of or are based upon the omission or the alleged omission to state therein any material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by you or any Selected Broker specifically for use therein; (ii) any material misrepresentation made by you or your representatives which are inconsistent with any statement made in the Memorandum or in any written materials provided to you by the Company in connection with your duties hereunder; and (iii) any breach by you or any Selected Broker of any representation, warranty or covenant contained in this Agreement,. You or any Selected Broker will reimburse any legal or other expenses reasonably incurred by the Company or any controlling person in connection with investigating or defending any such loss, claim, damage, liability or action, provided that you or any Selected Broker shall reimburse any such legal or other expenses in connection with investigating or defending any such loss, claim, damage, liability or action only to the extent that such loss, claim, damage or liability results from any action or inaction caused by you. This indemnification supercedes the indemnification in the LOI.

7.3 Notification. Promptly after receipt by an indemnified party under this Section 7 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 7, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this Section 7. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 7 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

Section 8. Representation on Board of Directors. N/A

Section 9. Termination of this Agreement.

9.1 Termination. The Offering shall terminate six months following the Commencement Date. If, in your opinion and on a reasonable basis, the condition of the Company, financial or otherwise, and its prospects become materially adverse from what was presented to you, based upon information provided by the Company (including the Company's financial information and projections), you shall have the sole discretion, exercised in good faith, to review and determine your continued interest in participating in the proposed Offering. In the event you terminate the Offering in your sole discretion based upon the preceding sentence prior to the Company’s receipt of minimum proceeds from the Offering of $250,000, your compensation, excluding the $12,500 up-front fee stated in Section 1.7.1, hereunder shall be limited to your reasonable expenses incurred to the date of such termination in connection with the offering, and in no event shall such un-reimbursed expenses exceed $5,000.

9.2 Liability of Parties. All representations, warranties and indemnification agreements contained in this Agreement shall remain operative and in full force and effect, regardless of any termination pursuant to Section 9.1, and shall survive the Final Closing Date.

Section 10. Miscellaneous Provisions.

10.1 Notices. All notices provided for by this Agreement shall be made in writing either (i) by actual delivery of the notice to the parties thereunto entitled or (ii) by the mailing of the notice in the United States mail to the address, as stated below (or at such other address as may have been designated by written notice), of the party entitled thereto, by certified or registered mail, return receipt requested. The notice shall be deemed to have been received in case (i) on the date of its actual receipt by the party entitled thereto and in case (ii) on the date of deposit in the United States mail.

All communications hereunder, except as herein otherwise specifically provided, shall be in writing and, if sent to the Managing Placement Agent shall be sent to 231 Sansome Street, 4th Floor, San Francisco, California 94104, tel. 415-276-2828, and if sent to the Company shall be mailed or delivered to the Company at the address shown in the Memorandum.

10.2 Parties. This Agreement shall inure to the benefit of and be binding upon you, the Company and each of your and the Company's respective successors and legal representatives. Except as otherwise set forth in this Section, nothing expressed or mentioned in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provision herein contained. No purchaser of Units will be deemed a successor because of such purchase. Notwithstanding the foregoing, all of the provisions of this Agreement shall also be for the benefit of and may be relied upon by the other Selected Brokers and any person or persons who control any of the Selected Brokers within the meaning of Section 15 of the Act.

10.3 Applicable Law; Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the State of California. Any dispute, claim or controversy arising out of this Agreement shall be resolved by binding arbitration to be held in California in accordance with the commercial rules, as then in effect, of the National Association of Securities Dealers, Inc.

10.4 Multiple Counterparts. This Agreement may be executed in a number of identical counterparts, each of which shall be deemed to be an original, but all of which constitute, collectively, one and the same Agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

10.5 Modification or Amendment. This Agreement may not be modified or amended except by written agreement executed by the parties hereto.

10.6 Other Instruments. The parties hereto covenant and agree that they will execute such other and further instruments and documents as are or may become necessary or convenient to effectuate and carry out this Agreement.

10.7 Validity. Should any portion of this Agreement be declared invalid and unenforceable, then such portion shall be deemed to be severable from this Agreement and shall not affect the remainder of this Agreement.

10.8 Captions. The captions used in this Agreement are for convenience only and shall not be construed in interpreting this Agreement.

10.9 Currency. All units of currency of this Agreement are in US Dollar, unless otherwise specified..

10.10 Entire Agreement. This Agreement contains the entire understanding between the parties and supersedes any prior understandings or written or oral agreements between them respecting the subject matter hereof.

If the foregoing is in accordance with our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement among you, the Company in accordance with its terms.

Very truly yours,

US CHINA GINSENG HOLDING, INC.
By
Liu Changzhen, Chairman

By
Song Jiankun, President

Confirmed and Accepted as of the date
first above written:

WHITE PACIFIC SECURITIES, INC.

By
Stephen Lee, CEO